[Cornwell Jackson Letterhead]

Certified Public Accountants

4975 Preston Park Blvd.

Suite 400

Plano, Texas 75093

Tel: 972-202-8000

Fax: 972-202-8010

E-mail: firstname.lastname@cjadvisors.com

www.cjadvisors.com

December 8, 2009

Chief Accountant

PCAOB Letter Files, Mail Stop 11-3

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

RE:  Homeland Security Network, Inc.

Commissioners:

We have read the statements made by Homeland Security Network, Inc. which we understand will be filed with the Commission, pursuant to Item 4.01 of the Current Report on Form 8-K as part of the Company’s Form 8-K, as part of the Company’s Form 8-K, expected to be filed on December 8, 2009 regarding the recent change of auditors.  We agree with such statements made regarding our firm.

Very truly yours,

/s/ Cornwell Jackson

Cornwell Jackson

Plano, Texas